Sterling Consolidated Announces Sale of Non-Strategic Cliffwood Beach, NJ Property

Purchase price of $650,000 allows Company to retire nearly 50% of its secured debt

Neptune, NJ – May 23, 2013 Sterling Consolidated Corp. (OTCBB: STCC) (the “Company”), a leading supplier of hydraulic and pneumatic seals to the automotive and industrial marketplace, today announced that on April 29, 2013, its wholly owned subsidiary, ADDR Properties, entered into an agreement with Old Bridge Realty Partner, LLC (the “Purchaser”) to sell its property in Cliffwood Beach, NJ. The purchase price of the property was $650,000 plus closing costs.

The property in Cliffwood Beach was Sterling Seal’s former principal office and was being rented out by various tenants. The closing of the sale will allow the Company to retire nearly 50% of its secured debt, which includes both senior debt and its secured mortgage. Additionally, the major tenant, who contributed a majority of the rent revenue at the Cliffwood Beach property, has agreed to move its operations to the available, vacant space at the Company’s Neptune, NJ facilities.

The foregoing sale is subject to the Purchaser’s satisfactory due diligence and inspection of the Premises. The Purchaser is not affiliated with the Company or its advisors, and no material relationship exists between the Company and the Purchaser, except in connection with the Agreements.

Darren DeRosa, Chief Executive Officer of Sterling Consolidated, commented, “We are extremely excited about the progress we have been making over the last few months. The sale of this property, which was a non-strategic asset, allows us to retire nearly 50% of our secured debt, clearing our balance sheet of a substantial amount of our long-term liabilities. With this sale completed, we now look forward to forming our acquisition committee so we may begin our roll-up acquisition strategy within the highly fragmented O-ring distributor market.”

About Sterling Consolidated Corp.

Sterling Consolidated Corp., through its wholly-owned subsidiary, Sterling Seal and Supply has been a leading supplier of hydraulic and pneumatic seals to the automotive and industrial marketplace for more than 40 years. Through a combination of leveraging its logistical expertise and sophisticated, experienced management, the company intends to be an active and strategic consolidator of small- and mid-sized businesses within the highly-fragmented, multi-billion dollar seal industry. Currently serving more than 3,000 customers, Sterling offers acquisition targets a unique growth opportunity and competitive advantage through logistical expertise, strong regional branding and industry-specific distribution centers.

Forward-looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Communications Contacts:

Todd Fromer / Phil Carlson

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1233

Email: tfromer@kcsa.com / pcarlson@kcsa.com